                                                                    EXHIBIT 2.15


                   AGREEMENT OF PURCHASE AND SALE OF ASSETS
                   ----------------------------------------

     This Agreement of Purchase and Sale of Assets (this "Agreement") is entered into and effective as of September 17, 1997, by and between LITIGATION RESOURCES OF AMERICA-NORTHEAST, INC., a New York corporation (the "Buyer"), LITIGATION RESOURCES OF AMERICA, INC., a Texas corporation (the "Parent"), ELAINE P. DINE, INC., a New York corporation ("EPD"), and ELAINE P. DINE TEMPORARY ATTORNEYS, L.L.C., a New York limited liability company ("EPD Temp") (EPD and EPD Temp may be hereinafter collectively referred to as the "Sellers" or singularly as a "Seller"), joined by ELAINE P. SIEGEL, an individual resident of New York and a director, officer and shareholder of each of the Sellers ("Siegel") and LAURIE BECKER, an individual resident of New York and a director, officer and shareholder of each of the Sellers ("Becker"). Buyer, Parent, Sellers, Siegel and Becker are hereinafter sometimes referred to collectively as the "Parties" or singularly as a "Party."

                             W I T N E S S E T H :

     WHEREAS, the Sellers are the owners of various assets associated with the EPD Business and the EPD Temp Business (as hereinafter defined);

     WHEREAS, the Buyer desires to purchase all or substantially all of the Assets (as hereinafter defined) owned by the Sellers and used in the EDP Business and the EDP Temp Business, and the Sellers desire to sell such Assets to the Buyer;

     WHEREAS, in connection with the purchase and sale of the Assets, the Parties desire to set forth in this Agreement the terms and conditions with respect to the transfer of such Assets;

     NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS
                              -------------------

     As used herein, the following terms shall have the following meanings:

     ACCOUNTS PAYABLE.    The term "Accounts Payable" shall mean all accounts
payable of each Seller generated in connection with the operations of each Business prior to the Effective Date and reflected on the Financial Statements as of the Effective Date in a manner consistent with each Seller's past practices and the manner in which such information has been provided to Buyer.

     ACCOUNTS RECEIVABLE.    The term "Accounts Receivable" shall mean all
accounts receivable of each Seller generated in connection with the operations of each Business prior to the Effective Date and reflected on the Financial Statements as of the Effective Date in a manner consistent with each Seller's past practices and the manner in which such information has been provided to Buyer as more fully specified on Schedule 3.35.
                                 -------------

     ACQUIRED CASH. The term "Acquired Cash" shall have the meaning set forth in
Section 2.1.

     ADDITIONAL TAX LIABILITY. The term "Additional Tax Liability shall have the meaning contained in Section 2.3 of this Agreement.

     AFFILIATE. The term "Affiliate" of a person shall mean, with respect to that person, a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is acting as agent on behalf of, or as an officer or director of that person. As used in the definition of Affiliate, the term "control" (including the terms "controlling," "controlled by," or "under common control with") means the possession, direct or indirect, of management and policies of a person whether through the ownership of voting securities, by contract, through the holding of a position as a director or officer of such person, or otherwise. As used in this definition, the term "person" means an individual, a corporation, a partnership, an association, a joint stock company, a trust, an incorporated organization, or a government or political subdivision thereof.

     ANCILLARY AGREEMENTS. The term "Ancillary Agreements" shall have the meaning set forth in Section 3.11.

     ASSETS.  The term "Assets" shall have the meaning set forth in Section 2.1.

     ART WORK.  The term "Art Work" shall have the meaning as contained in
Section 2.1(l).

     ASSUMED LIABILITIES. The term "Assumed Liabilities" shall have the meaning as contained in Section 2.4.

     BALANCE SHEET REPORT. The term "Balance Sheet Report" means the balance sheet of each of the Sellers as of a given date showing the assets, liabilities and equity of each Seller, prepared by each Seller in accordance with GAAP on a consistent basis as with prior time periods and further adjusted to exclude Excluded Assets and Retained Liabilities.

     BECKER EMPLOYMENT AGREEMENT. The term "Becker Employment Agreement" shall have the meaning as contained in Section 6.2(g).

     BILL OF SALE.  The term "Bill of Sale" shall have the meaning set forth in
Section 6.2(h).

     BOOKS AND RECORDS. The term "Books and Records" shall have the meaning set forth in Section 2.1(c).

     BUSINESS OR BUSINESSES. The term "Business" or "Businesses" shall singularly mean the EPD Business or the EPD Temp Business or collectively mean the EPD Business and the EPD Temp Business.

     BUSINESS AREA. The term "Business Area" shall mean the metropolitan area of the city of New York, New York, and the States of New Jersey and Connecticut.

     BUYER INDEMNIFIED PARTIES. The term "Buyer Indemnified Parties" shall have the meaning set forth in Section 7.1A.

     BUYER OBLIGATIONS. The term "Buyer Obligations" shall have the meaning set forth in Section 8.2.

     CASH PURCHASE PRICE. The term "Cash Purchase Price" shall have the meaning set forth in Section 2.3.

     CLOSING. The term "Closing" shall mean the consummation of the events and transactions to take place on the Closing Date.

     CLOSING DATE.  The term "Closing Date" shall mean September 17, 1997.

     CLOSING DATE BALANCE SHEET REPORT. The term "Closing Date Balance Sheet Report" shall mean a Balance Sheet Report prepared as of the Closing Date.

     CONTRACTS.  The term "Contract" shall have the meaning as contained in
Section 2.1(b).

     CUSTOMERS.  The term "Customers" shall have the meaning as contained in
Section 3.22.

     DAMAGES.  The term "Damages" shall have the meaning set forth in Section
7.1A.

     EARNOUT.  The term "Earnout" shall have the meaning set forth in Section
2.3.

     EFFECTIVE DATE. The term "Effective Date" shall mean 12:01 a.m. on the "Closing Date."

     EMPLOYEE. The term "Employee" shall mean any employee of either Seller who, as of the Effective Date, is employed or otherwise performs work or provides services in connection with the operation of either Business, including those, if any, on disability, sick leave, layoff or leave of absence, who, in accordance with such Seller's applicable policies, are eligible to return to active status.

     EPD BUSINESS. The term "EPD Business" shall mean the business of EPD as presently conducted consisting of the job placement of attorneys on a permanent basis.

     EPD TEMP BUSINESS. The term "EPD Temp Business" shall mean the business of EPD Temp consisting of the placement of attorneys and paralegals for contract work in a temporary basis.

     EPD TEMP DIVISION. The term "EPD Temp Division" shall mean the separate operating division of Buyer established to conduct the EPD Temp Business following the Closing.

     EPD TEMP BUSINESS DIVISION EBITDA. The term "EPD Temp Division EBITDA" shall mean the earnings of the EPD Temp Division before interest, taxes, depreciation and amortization, and without any general corporate overhead charges of the Buyer or its Affiliates except those directly traceable to the EPD Temp Division of the Buyer, all as determined in accordance with accrual basis GAAP consistently applied (it being agreed that revenues with respect to a placement shall be recognized when an offer is accepted). All revenues produced by the Buyer, the Parent, or its Affiliates involving the temporary placement of attorneys and paralegals within the Business Area shall be credited to the EPD Temp Division of the Buyer; provided, that the Parties shall negotiate in good faith appropriate adjustments to the foregoing calculation of EPD Temp Division EBITDA if any temporary placement of attorneys business are acquired by the Buyer, the Parent or its Affiliates in the Business Area.

     EQUIPMENT.  The term "Equipment" shall have the meaning as contained in
Section 2.1(a).

     ERISA.  The term "ERISA" shall have the meaning as contained in Section
3.15.

     EXCLUDED ASSETS. The term "Excluded Assets" shall have the meaning as contained in Section 2.2.

     EXCLUDED CASH. The term "Excluded Cash" shall mean all cash of the Sellers that exists as of the Effective date other than Acquired Cash.

     FINAL NET WORKING CAPITAL. The term "Final Net Working Capital" shall have the meaning as contained in Section 2.5.

     GAAP. The term "GAAP" shall mean generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable from time to time.

     GENERAL INTANGIBLES. The term "General Intangibles" shall have the meaning contained in Section 2.1(g).

     GUARANTEED NET WORKING CAPITAL. The term "Guaranteed Net Working Capital" shall mean $200,000.

     INTELLECTUAL PROPERTY. The term "Intellectual Property" shall have the meaning as contained in Section 2.1(e).

     IRC.  The term "IRC" shall mean the Internal Revenue Code.

     NET TRADE ACCOUNTS RECEIVABLE. The term "Net Trade Accounts Receivable" shall mean those Accounts Receivable listed on Schedule 3.35.
                                               -------------

     NET WORKING CAPITAL. The term "Net Working Capital" shall mean Net Working Capital Assets minus Net Working Capital Liabilities.

     NET WORKING CAPITAL ASSETS.   The term "Net Working Capital Assets" shall
mean cash plus Net Trade Accounts Receivable; provided, however that the amount of cash must be at least equal to the amount of Net Trade Accounts Receivable.

     NET WORKING CAPITAL LIABILITIES.   The term "Net Working Capital
Liabilities" shall mean commissions payable to employees of the Sellers plus Payroll Taxes Payable.

     NOTE.  The term "Note" shall have the meaning set forth in Section 2.3(ii).

     NOTICE OF ACTION. The term "Notice of Action" shall have the meaning set forth in Section 7.1C.

     NOTICE OF ELECTION. The term "Notice of Election" shall have the meaning set forth in Section 7.1C.

     OFFSET.  The term "Offset" shall have the meaning set forth in Section 8.2.

     OFFSET CLAIM.  The term "Offset Claim" shall have the meaning set forth in
Section 8.2.

     OWNER. The term "Owner" shall mean Siegel and Becker, the owners of the Sellers.

     PARENT SHARES. The term "Parent Shares" shall have the meaning as contained in Section 2.3(iii).

     PARENT SHARES VALUE. The term "Parent Shares Value" shall mean $8.50 per Parent Share; provided however, that if the Parent has successfully consummated a public offering of its shares of common stock, then it shall mean the average public trading price of each Parent Share over the five (5) most recent business days.

     PAYROLL TAXES PAYABLE. The term "Payroll Taxes Payable" shall mean any taxes payable to a governmental entity in connection with the payment of commissions.

     PECKS. The term "Pecks" shall mean Pecks Management Partners Ltd., a New York limited partnership.

     PUBLIC OFFERING. The term "Public Offering" means the sale by the Parent of any of its securities for cash in an underwritten public offering registered on the appropriate form with the Securities and Exchange Commission.

     PUBLIC OFFERING PRICE. The term "Public Offering Price" shall refer to the initial share price of the common stock of Parent Shares at the time and on the date of the initial Public Offering of the Parent Shares by Parent.

     PURCHASE PRICE. The term "Purchase Price" shall mean the consideration payable to the Seller for the Assets as set forth or contemplated in Section 2.3.

     REGISTRATION RIGHTS AGREEMENT. The term "Registration Rights Agreement" shall have the meaning as contained in Section 6.2(m).

     RETAINED LIABILITIES. The term "Retained Liabilities" shall have the meaning contained in Section 7.1B.

     SELLERS INDEMNIFIED PARTIES. The term "Sellers Indemnified Parties" shall have the meaning set forth in Section 7.1B.

     SELLERS INDEMNITORS. The term "Sellers Indemnitors" shall have the meaning set forth in Section 7.1A.

     SELLERS' FINANCIAL STATEMENTS. The term "Sellers' Financial Statements" shall mean the internally compiled financial statements of the Sellers as more fully defined in Section 3.15 herein.

     SELLERS' NAMES. The term "Sellers' Names" shall have the meaning set forth in Section 2.1(j).

     SHAREHOLDERS' AGREEMENT. The term "Shareholders' Agreement" shall have the meaning set forth in Section 6.2(j) .

     SIEGEL EMPLOYMENT AGREEMENT. The term "Siegel Employment Agreement" shall have the meaning as contained in Section 6.2(f).

     STOCK PLEDGE AGREEMENT. The term "Stock Pledge Agreement" shall have the meaning as contained in Section 6.2(n).

     SUBORDINATION AGREEMENTS. The term "Subordination Agreements" shall mean those certain Subordination Agreements of even date herewith entered into among Sellers and any of the Company, the Parent, Affiliates, and holders of Senior Indebtedness (as such item is defined in the Note).

     TRADE PAYABLES. The term "Trade Payables" shall mean all of the accounts payable of either Business incurred in the ordinary course of business existing as of the Effective Date, as set forth on the Closing Date Balance Sheet Report.

                                  ARTICLE II
                     PURCHASE OF ASSETS AND PURCHASE PRICE

     2.1 SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, the Sellers agree to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer hereby agrees to purchase from the Sellers on the Effective Date, all assets owned by Sellers and used in or derived from the Businesses (other than those specifically excluded under Section 2.2 below) including the following (such assets to be referred to herein as the "Assets"):

          (a) All office equipment, service equipment, supplies, computer hardware, computer software, data processing equipment, motor vehicles, and tools (the "Equipment"), including the Equipment described on Schedule
                                                                   --------
     2.1(a);
     ------

          (b) All contracts, leases, documents, franchises, licenses, instruments, agreements and other written or oral agreements relating to the Business of either Seller to which either Seller is a party or by which Seller or any of the Assets may be bound as well as all rights, privileges, claims and options relating to the foregoing (the "Contracts"), including the Contracts described on Schedule 2.1(b);
                                ---------------

          (c) All customer and supplier files and databases, customer and supplier lists, accounting and financial records, invoices, and other books and records relating principally to either Business (the "Books and Records"), including the Books and Records described on Schedule 2.1(c);
                                                             ---------------

          (d)  Employee files for those employees actually hired by Buyer;

          (e) All right, title and interest of each Seller, in, to and under all service marks, trademarks, trade and assumed names, principally related to the Businesses together with the right to recover for infringement thereon, if any (the "Intellectual Property"), and other marks and/or names described on Schedule 2.1(e);
                  ---------------
          (f) All advertising materials and all other printed or written materials related to the conduct of either Business;

          (g) All of each Seller's general intangibles, claims, rights of set off, rights of recoupment, goodwill, patents, inventions, trade secrets and royalty rights and other proprietary intangibles, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, which are used in the Businesses, and remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions (the "General Intangibles"), including the General Intangibles described on Schedule 2.1(g);
                              ---------------

          (h) All goodwill and going concern value and all other intangible properties related to the Businesses;

          (i)  The Net Trade Accounts Receivable;

          (j) The exclusive right to use the name "Elaine P. Dine, Inc.", "Elaine P. Dine Temporary Attorneys, L.L.C.", any similar names or derivatives thereof, and any past or present assumed names or trade names in connection with Buyer's use of the Purchased Assets (the "Sellers' Names");

          (k) Such amount of cash such that Net Working Capital as of the Closing Date is equal to the amount of Two Hundred Thousand Dollars ($200,000) (the "Acquired Cash"); and

          (l)  All art work listed on Schedule 2.1(l) (the "Art Work").
                                      ---------------

     2.2 EXCLUDED ASSETS. Sellers are not selling and Buyer is not purchasing any of the following excluded assets related to the Business ("Excluded Assets"): (i) deposits related to IRC Section 444, (ii) Excluded Cash, (iii) those certain commissions more fully described on Schedule 2.2 to be received
                                                  ------------
by EPD on certain specified placements, (iv) all notes receivable and all accounts receivable of the Businesses other than those constituting Net Trade Accounts Receivable, (v) any tax refunds in respect of periods ending on or prior to the Effective Date, (vi) any art work other than the Art Work, (vii) insurance to the extent specified in Section 3.23, and (viii) cash investments, cash deposits, right to receive cash refunds, and other cash equivalents, with the exception of the Acquired Cash provided for in 2.1(k) above, all as more specifically described on Schedule 2.2. Notwithstanding anything to the
                          ------------
contrary contained herein, if Buyer receives collections on the Accounts Receivable other than those constituting Net Trade Accounts Receivable, then Buyer shall remit any such collections of these Accounts Receivable to Sellers on a weekly basis and provide an accounting with respect thereto. Should Sellers or Owners receive payment on any of the Net Trade Accounts Receivable or any accounts receivable generated by Buyer from its operation of the Business, Sellers and Owners shall remit such payments on a weekly basis to Buyer together with providing an accounting with respect thereto.

     2.3 PURCHASE PRICE. Upon the terms and subject to the conditions contained herein and as consideration for the sale of the Assets and the performance by the Sellers of various other matters as provided herein, the Buyer shall pay the Sellers the aggregate amount of the following at the Closing or subsequent to the Closing in the time set forth herein (the "Purchase Price"):

          (i) A cash sum in the amount of Six Million Dollars ($6,000,000) (the "Cash Purchase Price"), paid by the wire transfer of immediately available funds; and

          (ii) A subordinated promissory note in the amount of Two Million and No/100 Dollars ($2,000,000.00) which shall be subordinated as provided therein (the "Note"); The Note shall bear interest at an annual rate of Six and Three-Eighths Percent (6.375%), and shall provide for equal monthly payments of accrued interest and a final payment of principal and all accrued and unpaid interest on the eighth anniversary of the Closing Date, subject to certain limitations imposed by the Subordination Agreements;

          (iii) Seventy-Six Thousand Four Hundred Seventy-One (76,471) shares of the common stock of Parent, $.01 par value per share (the "Parent Shares"), as will constitute an agreed upon value of Six Hundred Fifty Thousand and Three and 50/100 Dollars ($650,003.50) at the Parent Shares Value;

          (iv) An amount of cash equal to the amount of the Additional Tax Liability; and

          (v)    The Earnout.

     The Additional Tax Liability shall be determined as follows. Within ninety (90) days after the Closing, Sellers shall furnish written evidence to Buyer of the additional amount (the "Additional Tax Liability") which Sellers must receive so that, after giving effect to any taxes thereon, the aggregate amount received by the Owners after the Sellers pay all taxes legally required to be paid (including income, sales and transfer taxes) in respect of the Purchase Price and the Owners pay all taxes upon receipt of such amount following the liquidation of the Sellers is equal to the aggregate amount which would have been received by the Owners on an after-tax basis if the transactions contemplated hereby had been structured as a sale of equity in the Sellers by the Owners for the Purchase Price (exclusive of the Additional Tax Liability) rather than a sale of assets by the Sellers followed by the liquidation of the Sellers. Buyer shall review the calculation of such Additional Tax Liability within thirty (30) days after receipt thereof and notify Sellers of any discrepancy. If there is a discrepancy, and Buyer and Sellers cannot solve such discrepancy within thirty (30) days thereafter, then Sellers and Buyers shall mutually agree on an independent certified public accounting firm acceptable to both, if any, to review such calculation and make a determination. Such accounting firm's conclusion as to the Additional Tax Liability shall be conclusive. Sellers and Buyer shall share equally in the expenses of retaining such accounting firm unless such accounting firm determines that another allocation is more equitable. Upon such final determination, Buyer shall within ten (10) days thereafter, pay the entire amount of such Additional Tax Liability to Sellers. An example of the calculation of the Additional Tax Liability is attached as Schedule 2.3.

     The Earnout shall be determined as follows. The Buyer and the Buyer's accountants shall determine EPD Temp Division EBITDA, if any, for the twelve
(12) month time period beginning on October 1, 1997 and ending September 30, 1998 (the "1998 Earnout Period"), and likewise for the next two consecutive twelve (12) month periods of October 1, 1998 through September 30, 1999 (the "1999 Earnout Period"), and October 1, 1999 through September 30, 2000 (the "2000 Earnout Period"). Such determination shall be made within thirty (30) days after each September 30 date, and the results thereof forwarded to Sellers together with supporting documentation. Sellers shall review the calculation of such EPD Temp Division EBITDA within thirty (30) days after receipt thereof and notify Buyer of any discrepancy. If there is a discrepancy, and Buyer and Sellers cannot solve such discrepancy within thirty (30) days thereafter, then Sellers and Buyers shall mutually agree on an independent certified public accounting firm acceptable to both, if any, to review such calculation and make a determination. Such accounting firm's conclusion as to the EPD Temp Division EBITDA shall be conclusive. Sellers and Buyer shall share equally in the expenses of retaining such accounting firm unless such accounting firm determines that another allocation is more equitable. Upon such final determination, Buyer shall within ten (10) days thereafter, pay Sellers fifteen percent (15%) of the EPD Temp Division EBITDA for each of the 1998 Earnout Period and the 1999 Earnout Period, and shall pay Sellers twenty percent (20%) of the EPD Temp Division EBITDA for the 2000 Earnout Period; provided however, that the Buyer shall pay Sellers thirty-three percent (33%) of the EPD Temp Division EBITDA for the 1998 Earnout Period if the Note has not been paid in full prior to the first anniversary after the Effective Date, and shall pay Sellers twenty-five percent (25%) of the EPD Temp Division EBITDA for the 1999 Earnout Period if the Note has not been paid in full prior to the second anniversary after the Effective Date (all of the foregoing payments being herein referred to as the "Earnout"). The Buyer and the Parent shall operate its businesses and the businesses of their Affiliates in good faith so as not to unduly limit Sellers' rights hereunder.

     2.4 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions contained herein, the Buyer agrees that on the Closing Date, it will not assume any liabilities of either Seller except for the Net Working Capital Liabilities, and those liabilities that may arise from any of the Contracts ("Assumed Liabilities"). Buyer specifically excludes and does not assume any liabilities relating to or arising out of the Accounts Payable except to the extent they constitute Net Working Capital Liabilities, any of either Seller's tax obligations, tax claims, tax charges, tax fines or any related tax liabilities, regardless of the source, cause or origin of such tax liabilities. In addition, Buyer specifically excludes and does not assume any liabilities relating to or arising out of IRC Section 444, nor does it assume any liabilities of the Business that are not otherwise specifically assumed or included in the Net Working Capital Liabilities.

     2.5  DETERMINATION OF FINAL NET WORKING CAPITAL.    The amount of the
Net Working Capital as of the Closing Date (the "Final Net Working Capital") shall be prepared by the Seller, as promptly as possible after the Closing upon a determination of the components of the Net Working Capital Liabilities, and deducting same from the Net Trade Accounts Receivable and Acquired Cash. Seller and/or Seller's accountants shall then review and certify their determination of the Final Net Working Capital, and deliver its calculations thereof with supporting data to Buyer within fifteen (15) days after the Closing Date. Buyer and/or the Buyer's accountants shall review the Seller's determination of Final Net Working Capital (including any corresponding work papers of Seller's accountants) and report to the Seller in writing within fifteen (15) days of receipt thereof of any discrepancy between the Seller's calculation of Final Net Working Capital and the Buyer's calculation of Final Net Working Capital. If Seller and/or Seller's accountants and Buyer and/or Buyer's accountants cannot resolve such discrepancy to their mutual satisfaction within thirty (30) days after Seller's accountants receipt of such reported discrepancy, another independent public accounting firm acceptable to the Seller and the Buyer shall be retained to review the work papers and make a determination of the Final Net Working Capital. Such firm's conclusions as to the carrying values to appear on the Closing Date Reports for purposes of determining the Final Net Working Capital of the Seller shall be conclusive. The Seller and the Buyer shall share equally in the expenses of retaining such accounting firm, unless the accounting firm determines that another allocation is more equitable. The Buyer shall pay the expenses of the Buyer's accountants, if any, and the Seller shall pay the expenses of Seller's accountants, if any.

     2.6 ADJUSTMENT OF PURCHASE PRICE. After the Closing Date, the Purchase Price set forth in Section 2.3 shall be adjusted as follows: If the Final Net Working Capital as finally determined pursuant to Section 2.5 shall be more than the Guaranteed Net Working Capital, then the Buyer shall pay Seller within ten
(10) days thereafter the entire amount of such difference in cash. If the Final Net Working Capital of Seller as finally determined pursuant to Section 2.5 shall be less than the Guaranteed Net Working Capital, then the Seller shall pay Buyer within ten (10) days thereafter the entire amount of such difference in cash. If and to the extent a liability constituting an Assumed Liability is discharged or extinguished for no consideration by the Buyer, then the Buyer shall promptly remit the amount so discharged or extinguished to Sellers.

     2.7 ALLOCATION OF PURCHASE PRICE. For all federal, state and local tax purposes, the Purchase Price shall be allocated among the various Assets in the manner indicated in Schedule 2.7 hereto subject to adjustment pursuant to the determination of Final Net Working Capital. None of the Parties shall file any tax return or report or take any position with any taxing agency or authority which is inconsistent with the foregoing allocation, except to the extent mandated by a court of law or the appropriate taxing agency or authority in a determination binding upon one Party provided that such Party has given written notice and reasonable opportunity to the other Party to contest and appeal such determination, at the other Party's expense, on behalf of both Parties and such determination has nevertheless become final. Within ninety (90) days after the Closing Date, the Parties shall prepare for filing with the Internal Revenue Service a Form 8594 in accordance with the foregoing allocation.

     2.8 TAXES. Buyer shall be liable for the payment of all sales and use taxes arising out of the sale and transfer or removal of the Assets, if any, and the assumption of the Assumed Liabilities. On or before the Effective Date, the Sellers agree to furnish to the Buyer certificates from the state taxing authorities, and any related certificates that the Buyer may reasonably request, as evidence that all sales and use tax liabilities of the Sellers accruing before the Effective Date have been fully provided for or satisfied. The Buyer shall not be responsible for any business, occupation, withholding or similar tax, or any taxes of any kind of the Sellers, related to any period before the Effective Date. The Buyer shall be responsible for all such taxes for any period commencing on or after the Effective Date.

     2.9 TITLE TO ASSETS AND RISK OF LOSS. Title to the Assets and risk of loss or damage to the Assets by casualty (whether or not covered by insurance) will pass to the Buyer immediately upon completion of the Closing.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

          Each Seller hereby represents and warrants, except as otherwise set forth on the Schedules attached hereto, that:

     3.1 TITLE TO ASSETS. Up until the Effective Date, the Sellers have good and indefeasible title to the Assets free and clear of restrictions or conditions to transfer or assignment, mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights-of-way, covenants, conditions or restrictions, except with respect to those Assets subject to lease and as otherwise disclosed on Schedule 3.1. The Sellers are in possession of all
                       ------------
property leased to them from others. Except for the Excluded Assets, the Assets constitute all of the material property, whether real, personal, mixed, tangible or intangible, that are used in the Businesses by the Sellers.

     3.2 TAX RETURNS. Within the times and in the manner prescribed by law, including extensions permitted thereunder, the Sellers have filed and will file all federal, state and local tax returns required by law and has paid and will pay all taxes, assessments and penalties, if any, due and payable in connection with the Businesses through the Effective Date. There are no pending, or to Sellers' knowledge, threatened disputes as to taxes of any nature payable by either Seller.

     3.3  CONTRACTS, LEASES, AND AGREEMENTS.  Schedule 2.1(b) lists all of
                                              ---------------
the material contracts, leases, agreements, and other written or oral arrangements relating to the Businesses to which either Seller is a party, or by which either Seller or the Assets are bound. As of the Effective Date, each of the Contracts is valid and in full force and effect, and there has not been any default by either Seller or, to the best of either Seller's knowledge, by any other party to any of the Contracts, or any event that with notice or lapse of time or both, would constitute a default by either Seller or, to the best of either Seller's knowledge, any other party to any of the Contracts. Except as shall be disclosed in Schedule 2.1(b), each Contract is assignable to the Buyer without the consent of any other party. The Sellers will use commercially reasonable efforts to obtain and deliver at Closing all of the requisite consents relating to the items set forth on Schedule 2.1(b). Neither Seller has
                                            ---------------
received notice that any party to any of the Contracts intends to cancel or terminate any of the Contracts or exercise or not exercise any options that they might have under any of the Contracts. In the event any of the Contracts are, or are later determined to be, non-assignable, and the other party to any such Contracts refuses to consent to the assignment of same, then the applicable Seller shall subcontract to the Buyer or its designee, if the Buyer so desires, the remaining work on such Contracts, and the applicable Seller shall forward to the Buyer or its designee all proceeds of such Contracts received by such Seller; provided, however, that such Seller shall be reimbursed for any reasonable out-of-pocket expenses incurred by it.

     3.4 EQUIPMENT. All of the material Equipment owned or leased by the Sellers is described on Schedule 2.1(a) attached hereto. Except as disclosed o n
                        ---------------
Schedule 2.1(a), none of the Equipment will be, at the Effective Date,  held
---------------
under any security agreement, conditional sales contract, or other title retention or security arrangement or is located other than in the possession of the Sellers except for Equipment that is out of Sellers' possession at certain job sites and/or with certain Sellers' agent(s). To the best of each Seller's knowledge, the Equipment is in good operating condition and repair, ordinary wear and tear excepted.

     3.5 INVENTORY. Sellers do not own any inventory nor do they utilize any inventory in their respective Businesses.

     3.6  LICENSES.  Schedule 2.1(b) to this Agreement contains a schedule
                     ---------------
of all material licenses owned by Sellers or in which they have any rights or licenses in connection with the Businesses, together with a brief description of each. To the best of each Seller's knowledge, neither Seller has infringed, and is not now infringing, on any license belonging to any other person, firm, or corporation. Each Seller owns or holds adequate licenses or other rights to use, all licenses necessary for the Business as now conducted by it except where failure to own or hold such licenses will not cause a material adverse effect on the Businesses, taken as a whole, and to the best of each Seller's knowledge, that use does not conflict with, infringe on or otherwise violate any rights of others. Except as set forth on Schedule 2.1(b), all of such licenses are fully assignable to Buyer. Each Seller shall use its reasonable best efforts to transfer title to all such licenses to Buyer. In the event any of the licenses are non-assignable and/or non-transferrable, such Seller shall sublicense or otherwise grant the use or make available the use of any such license which Buyer requests until Buyer obtains an assignment or transfer of such license or a new license in Buyer's own name.

     3.7 EMPLOYMENT CONTRACTS. Except as set forth in Schedule 3.7, Sellers do not have any employment contracts and collective bargaining agreements to which it is a party or by which they are bound relating to any Employee. No Employees are represented by any labor organization, and, as of the date hereof, no labor organization or group of Employees has made a written demand to either Seller for recognition, or filed a petition with the National Labor Relations Board, or announced its intention to hold an election of a collective bargaining representative. There is no pending, or to the best knowledge and reasonable belief of each Seller, threatened, labor dispute, strike or work stoppage affecting or potentially affecting the Businesses.

     3.8 COMPLIANCE WITH LAWS. Each Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws, and regulations (including, without limitation, any applicable building or other law, ordinance or regulation) that affect, or are likely to affect, directly or indirectly, any of the Assets or the Businesses, except where the failure to so comply would not have a material adverse effect on the Businesses, taken as a whole.. Each Seller has all permits, licenses, and authorizations necessary to the conduct of the Businesses in the manner and in the areas in which the Business is presently conducted, and all such permits, licenses, or other authorizations are valid and in full force and effect, except where the failure to possess such permits, licenses or other authorizations would not have a material adverse effect on the Businesses, taken as a whole. There are not any uncured violations, known to Sellers, of federal, state or municipal laws, ordinances, orders, regulations or requirements affecting any portion of the Assets or the Businesses which would have a material adverse effect on the Businesses, taken as a whole.

     3.9  LITIGATION. Except as disclosed in Schedule 3.9, there is no suit,
                                             ------------
action, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the best of each Seller's knowledge, threatened against or affecting either Seller, the Assets, or the Businesses that could result in a material adverse effect on the Businesses, taken as a whole.

     3.10 NO BREACH OR VIOLATION. As of the Effective Date and except as set forth on Schedule 3.10, the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation, or give rise to a right of modification, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, except for third party consents described in this Agreement or any schedule prepared and delivered in connection herewith, of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, security agreement, concession, franchise, permit or other agreement, instrument or arrangement by which the Assets, the Businesses or either Seller may be affected, or to which the Assets, the Businesses or either Seller may be bound, (ii) the creation or imposition of any lien, charge, or encumbrance on any of the Assets or the Businesses, or (iii) a breach of any term or provision of this Agreement, except for breaches and violations that could not reasonably be expected to have a material adverse effect on the Businesses, taken as a whole.

     3.11 AUTHORITY. Each Seller has the full right, power, legal capacity and authority to execute, deliver and perform its obligations under this Agreement and all agreements ancillary to this Agreement which are part of the underlying transaction made the basis of this Agreement and executed in connection herewith ("Ancillary Agreements"), and no approvals or consents of any other person or entity, other than the Sellers, are necessary in connection herewith.

     3.12 PERSONNEL. Schedule 3.12 sets forth a complete and accurate list of
                     -------------
the names, addresses, hire dates, dates of birth and job descriptions of all Employees employed by each Seller in connection with the Businesses, current rates of compensation including, if determined, bonuses payable to each following Closing. At or after Closing, each Seller shall deliver such additional information as the Buyer shall reasonably request with respect to such Employees.

     3.13 VALID AND BINDING OBLIGATIONS. Upon execution and delivery, each of this Agreement, the Ancillary Agreements and each document, instrument and agreement to be executed by each Seller in connection herewith, will constitute the legal, valid, and binding obligation of each Seller, enforceable in accordance with its terms, except as limited by bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

     3.14 FINANCIAL STATEMENTS. The financial statements of Sellers consist of unaudited financial statements that have been compiled by the independent certified public accounting firm of Landau & Company, CPAs PC for the fiscal years ended March 31, 1996 and 1997 of EDP and the three (3) months ended June 30, 1997 for EPD and as to EDP Temp the six month period ended June 30, 1997 (collectively, the "Sellers' Financial Statements"). The Sellers' Financial Statements have been prepared in accordance with GAAP in the case of EPD and with the income tax basis of accounting in the case of EPD Temp consistently applied and fairly present in all material respects the financial condition and results of operations of the Sellers as at the dates and for the periods then ended.

     3.15 EMPLOYEE BENEFITS.  Except as provided in Schedule 3.15, Sellers have
                                                    -------------
no pension, profit-sharing, bonus, deferred compensation, percentage compensation, severance pay, retirement, insurance, or other employee benefit plans, including "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     3.16 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Schedule
                                                                       --------
3.16(a) with regard to the Businesses and the Assets, since June 30, 1997,
-------
there has been no:

          (i) material adverse change in the condition, financial or otherwise, of the Sellers, the Assets or the Businesses;

          (ii)   waiver of any material right of or claim held by either
     Seller;

          (iii) material loss, destruction or damage to any property of either Seller, whether or not insured;

          (iv) material change in the personnel of either Seller or the terms or conditions of their compensation or employment;

          (v) acquisition or disposition of any material assets (or any contract or arrangement therefor), nor any other transaction by the Sellers otherwise than for value and in the ordinary course of business;

          (vi) transaction or disbursement of funds or assets by either Seller except in the ordinary course of business;

          (vii) capital expenditure by either Seller exceeding $15,000 except in the ordinary course of business;

          (viii) change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by either Seller;

          (ix)   re-valuation by either Seller of any of its Assets;

          (x) amendment, modification or termination of any Contract or license to which either Seller is a party, except in the ordinary course of business;

          (xi)   mortgage, pledge or other encumbrance of any of the Assets;

          (xii) any litigation or facts or circumstances that could result in litigation that, if adversely determined, might reasonably be expected to have a material adverse effect on the Sellers, the Sellers' financial condition, the Sellers' prospects, the Businesses or the Assets;

          (xiii) increase in salary or other compensation payable or to become payable by either Seller to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment, by either Seller, of a bonus or other additional salary or compensation to any such person;

          (xiv) loan by either Seller to any person or entity, or guaranty by either Seller of any loan;

          (xv) other event or condition of any character that has or might reasonably be expected to have a material adverse effect on the Businesses, Assets or financial condition of either Seller; or

          (xvi) agreement by either Seller to do any of the things described in the preceding clauses (i) through (xv).

Except as disclosed in Schedule 3.16(b), there have been no contractual
                       ----------------
commitments by either Seller to spend more than $25,000 per contractual commitment over a continuous 12-month period.

     3.17 CONSENTS AND APPROVALS.  Except as set forth on Schedule 3.17, no
                                                          --------------
consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by either Seller in connection with the execution, delivery or performance of this Agreement by Sellers or the consummation of the transactions contemplated hereby by Sellers.

     3.18 BROKERS. Neither of the Sellers nor any of Sellers' Affiliates has employed any broker, agent, or finder, or incurred any liability for any brokerage fees, agent's fees, commission or finder's fees in connection with the transactions contemplated herein, except to the extent such fees or commissions are borne exclusively by the Sellers or the Owners and do not constitute Assumed Liabilities .

     3.19 SALE OF ASSETS. For purposes of determining whether a sales and use tax charge is applicable, the sale of the Assets includes the sale of substantially all tangible property of the Sellers to be sold in bulk to the Buyer, and intangible assets, as shown in Schedules 2.1(a), 2.1(b), 2.1(c), 2.1(e), 2.1(g) and 2.1(l). For the purpose of determining the amount of sales tax due, the sale of the Assets includes the sale of substantially all tangible personal property of the Sellers included in property sold in bulk to the Buyer, outside the ordinary course of business, and does not include any property intended for resale or property exempt from sales tax.

     3.20 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Seller nor any agent of either Seller, nor to either Seller's best knowledge, any other person acting on either Seller's behalf, has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee of the United States or any state or foreign government, or other person who is or may be in a position to help or hinder the Business which
(1)
would subject such Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (2) if not given in the past, would have an adverse effect on the Businesses, or (3) if not continued in the future, would have a material adverse effect on the Businesses or the Assets, or which would subject the Sellers to suit or penalty in a private or governmental litigation or proceeding.

     3.21 LIENS ON ASSETS.  Except as set forth on Schedule 3.21, all liens or
                                                   -------------
security interests of any third party as to any of the Assets have been removed on or before the Effective Date, and the Sellers have furnished evidence thereof to Buyer.

     3.22 CUSTOMERS. To the best of each Seller's knowledge, Schedule 3.22 contains a true and correct list of all material customers of the Businesses since January 1, 1997 (the "Customers"). Neither Sellers has any information, nor is either Seller aware of any facts, indicating that any of the material Customers intend to cease doing business with either Seller.

     3.23 INSURANCE POLICIES. Schedule 3.23 to this Agreement is a description of all insurance policies held by each Seller concerning the Businesses and Assets. Notwithstanding anything herein to the contrary, none of the Sellers' insurance will be included in the Assets.

     3.24 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as set forth in Schedule 3.24, neither of the Sellers, nor any Affiliate, spouse or child of either Seller, has any direct or indirect interest in any competitor, supplier or customer of any of them, has any direct or indirect interest in any competitor, supplier or customer of either Seller, or in any person from whom or to whom either Seller leases any property, or in any other person with whom either Seller is doing business.

     3.25 ADVERSE INFORMATION. Neither Seller has any actual knowledge of any change contemplated in any applicable laws, ordinances or restrictions, or any judicial or administrative action (or any event, fact or circumstance) which will or could be reasonably expected to, have a material adverse effect on the Sellers or their condition, financial or otherwise, the Assets, or the condition, value or operation thereof.

     3.26 ORGANIZATION. EPD is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, has all necessary powers to own its properties and to operate its business as now owned and operated by it, and is qualified to do business in the states specified on
Schedule 3.26. EPD Temp is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York, has all necessary powers to own its properties and to operate its business as now owned and operated by it, and is qualified to do business in the states specified on
Schedule 3.26.

     3.27 CONDITION. All of the Assets are in good operating condition and repair, ordinary wear and tear excepted, and, as applicable, good working order. To the knowledge of each Seller, the buildings, fixtures, and improvements leased by either Seller, including but not limited to the plumbing, electrical, air conditioning, heating and ventilating systems, are in good condition, ordinary wear and tear excepted, and, as applicable, good working order.

     3.28 INTELLECTUAL PROPERTY. All of the material Intellectual Property owned by either Seller is described on Schedule 2.1(e) attached hereto. The applicable Seller is the sole owner of all of the Intellectual Property, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others. Each Seller has registered all trade names, trademarks, and service marks in all jurisdictions necessary to evidence and protect its ownership thereof, and to permit such Seller to conduct its business in the manner in which it is currently conducted, or otherwise has all rights or licenses necessary to use the same. Each Seller has all patents or patent applications and copyrights registered in all jurisdictions necessary to evidence and protect the ownership thereof and to permit such Seller to conduct its business in the manner in which it is currently conducted, or otherwise has all rights or licenses necessary to use same. None of the Intellectual Property infringes upon any patents, trade or assumed names, trademarks, service marks, or copyrights belonging to any other person or other entity. Neither Seller is a party to any license, agreement, or arrangement, whether as licensor, licensee, or otherwise, with respect to any of the Intellectual Property. Neither Seller has a license or a right to use any other patents, service marks, trademarks, trade and assumed names, trade secrets and royalty rights and other proprietary intangibles in connection with either Business, other than the Intellectual Property.

     3.29 POWERS OF ATTORNEY. No person or other entity holds a general or special power of attorney from either Seller.

     3.30 NO SEVERANCE PAYMENTS. Except as set forth in Schedule 3.30, neither
                                                         -------------
Seller will owe a severance payment or similar obligation to any of its Employees, officers, or directors, as a result of the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the transactions contemplated hereby, nor in the event of the subsequent termination of their employment.

     3.31 EMPLOYEES.  Except as set forth in Schedule 3.31 or as has occurred in
                                             -------------
the ordinary course of business, since June 30, 1997, neither Seller has, nor has it agreed to do in any unusual or extraordinary amount or manner, any of the following acts with respect to its Employees in the Businesses: (i) grant any increase in salaries payable or to become payable by it, (ii) increase benefits,
(iii) modify any collective bargaining agreement to which it is a party or by which it may be bound, or (iv) declare any bonuses for any of its Employees.

     3.32 TAXES. Each Seller has paid, and shall pay when due, or contest in good faith, and shall be responsible for paying for, all federal, state, and local taxes and charges of any kind whatsoever related thereto, which relate to or arise from the period on or prior to the Closing Date, whether such taxes and charges shall be due and payable before or after the Closing Date. All federal, state and local taxes and charges of any kind whatsoever relating to the ownership of the Assets shall be prorated as of the Closing Date.

     3.33 HIRING OF EMPLOYEES. As of the Closing Date, each Seller shall permit Buyer to offer employment to all of the Employees. At or prior to Closing, each Seller shall have paid or accrued in the Closing Date Balance Sheet Report all compensation and benefits to which such Employees are entitled by reason of their previous employment with such Seller on such date. Each Seller shall use such Seller's best efforts to assist Buyer in any reasonable manner in the hiring by Buyer of the Employees that Buyer desires to hire. Each Seller shall be solely responsible and liable for all severance pay, if any, to the extent that any of the Employees are not offered employment with Buyer or do not accept an offer of employment. Under no circumstances shall either Seller, the Owners or any of either Seller's Affiliates be permitted to employ or offer employment to any of the Employees after the Closing Date, without the prior written consent of Buyer, for a period of five (5) years.

     3.34 OPERATIONS OF THE SELLER. Except as disclosed in Schedule 3.34, since June 30, 1997:

     (i) each Seller has used commercially reasonable efforts to preserve the business organization of such Seller intact, to keep available to the Businesses the Employees, and to preserve its present relationships with suppliers, customers and others having business relationships with it;

     (ii) each Seller has maintained its existing insurance as to the Businesses and the Assets, and otherwise maintained and operated the Businesses, in all material respects, in a good and businesslike manner in accordance with good and prudent business practices;

     (iii) neither Seller has entered into any agreement or instrument which would bind Buyer, either Seller or the Assets after Closing, other than in the ordinary course of business, or which would be outside the normal scope of maintaining and operating the Businesses and the Assets in the ordinary course of business;

     (iv) each Seller has performed all of such Seller's material obligations under all contracts and commitments applicable to such Seller, the Businesses, or the Assets, and has maintained the Seller's books of account and records relating to the Businesses in the usual, regular and customary manner;

     (v) each Seller has paid all bills and other payments due with respect to the ownership, use, insurance, operation and maintenance of the Businesses or the Assets in the usual, regular and customary manner consistent with its prior practices, and has taken all action necessary or prudent to prevent liens or other claims for the same from being filed or asserted against any part of the Assets; and

     (vi) all revenues received by either Seller relating to the Businesses have been deposited in such Seller's account relating to the Businesses.

     3.35 NOTES AND ACCOUNTS RECEIVABLE. All notes and Net Trade Accounts Receivable are listed on Schedule 3.35, are properly recorded on each
                         -------------
Accounts Receivable Report delivered to the Buyer, reflected properly on the Sellers' books and records and are valid Accounts. Subject to

Section 6.8, all Net Trade Accounts Receivable shall be collected by Buyer on or prior to sixty (60) days after the Closing Date.

     3.36 FULL DISCLOSURE. This Agreement, the Schedules and Exhibits hereto, and all other documents and written information furnished by the Sellers to the Buyer pursuant hereto or in connection herewith, are true, complete and correct, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading. To the best of each Seller's knowledge, there are no facts or circumstances relating to the Assets or the Businesses which adversely affect or might reasonably be expected to adversely affect the Assets, the Businesses or the ability of each Seller to perform this Agreement or any of each Seller's obligations hereunder.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT
               --------------------------------------------------

     Each of Buyer and Parent represents and warrants, except as otherwise set forth on the Schedules attached hereto, that:

     4.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all the necessary corporate powers to own its properties and to carry on its business as now owned and operated by it. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all the necessary corporate powers to own its properties and to carry on its business as now owned and operated by it.

     4.2 AUTHORITY. Each of Buyer and Parent, as applicable, has the right, power, legal capacity, and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and any Ancillary Agreements to which it is a party by Buyer and Parent, as applicable, have been duly authorized by all necessary corporate action.

     4.3 VALID AND BINDING OBLIGATIONS. Upon execution and delivery, each of this Agreement and the Ancillary Agreements to which it is a party will constitute the legal, valid, and binding obligation of Buyer or Parent, as applicable, enforceable in accordance with its terms, except as limited by bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

     4.4 ISSUANCE OF THE PARENT SHARES. The Parent Shares shall, upon issuance and delivery, be duly authorized, validly issued, fully paid and non-assessable.

     4.5 BROKERS. Neither Buyer nor any of its respective Affiliates, officers, directors, or employees, has employed any broker, agent, or finder, or incurred any liability for any brokerage fees, agent's fees, commissions or finder's fees in connection with the transactions contemplated herein, except for the fee payable to The Gulfstar Group, Inc., which fee shall be paid solely by Buyer or its Affiliates in connection with this transaction.


     4.6 CONSENTS AND APPROVALS. Except to the extent they have otherwise been obtained on or prior to the Closing,

          (a) No consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Buyer or Parent in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby.

          (b) Neither the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party nor the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the Articles of Incorporation or Bylaws of either Buyer or Parent or
     (ii) conflict with, or result (immediately or upon the giving of notice or the passage of time or both) in any violation of or any default under, or give rise to a right of modification, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, any mortgage, indenture, lease, instrument, permit, concession, franchise, license or other agreement which either the Buyer or Parent or its properties or assets is a party to, beneficiary of, or bound by, or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to either the Buyer or Parent or its properties or assets, other than such conflicts, violations, or defaults or possible modifications, terminations, cancellations or accelerations which individually or in the aggregate do not and will not have a material adverse effect on the Buyer or the Parent, taken as a whole.

     4.7 FINANCIAL STATEMENTS. Buyer has delivered to Seller the unaudited consolidated balance sheet, unaudited consolidated income statement, and unaudited consolidated cash flow statement of Parent for the six month period ended June 30, 1997 (the "Parent Financial Statements"). Each of the Parent Financial Statements (i) fairly represents the financial position of Parent and its consolidated subsidiaries as of each respective Parent Financial Statements date, and the results of their operations for the respective periods indicated, and (ii) were true and correct in all material respects as of the respective dates thereof, subject to finalization of purchase accounting adjustments in accordance with GAAP.

     4.8 ASSUMED LIABILITIES. Buyer shall assume the Assumed Liabilities as defined in Section 2.4 herein.

     4.9  ABSENCE OF CERTAIN CHANGES. Since June 30, 1997, there have been no
(a) material adverse changes in the business, financial condition, assets, operations or prospects of Parent, (b) amendments, modifications or terminations of any material contract applicable to Parent, (c) any changes in the accounting methods or practices of Parent, (d) any litigation or facts or circumstances that could result in litigation that, if adversely determined, might reasonably be expected to have a material adverse effect on Parent or on its business, financial condition or prospects, or (e) other event or condition of any character that has or might reasonably be expected to have a material adverse effect on the business, financial condition, assets, operations or prospects of Parent.

     4.10 CAPITALIZATION. The entire authorized capital stock, the issued and outstanding shares and the treasury shares of the Parent is accurately set forth in Schedule 4.10 together with the changes thereto contemplated by the
   -------------
acquisition of the Sellers. All of the issued and outstanding shares of the Parent have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective parties as set forth in
Schedule 4.10. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Parent to issue, sell, or otherwise cause to become outstanding any of its capital stock except those set forth in Schedule 4.10. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Parent except as set forth in Schedule 4.10. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Parent.

     4.11 FULL DISCLOSURE. No representation or warranty of the Buyer or Parent in this Article IV or in any other Article of this Agreement or in the Ancillary Agreements to which it is a party or any schedule, exhibit, certificate or other document furnished or to be furnished by the Buyer or Parent to the Seller pursuant to this Agreement or any Ancillary Agreements to which it is a party, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein not misleading. To the best of Buyer and Parent's knowledge, there are no facts or circumstances relating to the business, financial condition, assets, operations or prospects of Buyer or Parent which adversely affect or might reasonably be expected to adversely affect the business, financial condition, assets or operations of Buyer or Parent, or the ability of Buyer or Parent to perform this Agreement or the Ancillary Agreements to which it is a party or any of Buyer or Parent's obligations thereunder.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES
                            ------------------------

     Buyer and Sellers covenant and agree as follows:

     5.1 RECORD RETENTION. From and after the Closing, Buyer shall permit Sellers, the Owners and their representatives the right, during normal business hours, to inspect any documents, books, records or other information pertaining to the Assets, the Businesses and/or the operations of the Sellers, the Buyer and the Buyer's Affiliates to the extent reasonably necessary for any reason whatsoever including, but not limited to, verification of the Purchase Price and the Earnout. For a period of three (3) years following the Closing Date, Buyer agrees not to destroy any files or records which are subject to this Section 5.1 without giving reasonable notice to the Sellers, and within fifteen (15) business days of receipt of such notice, the Buyer may cause to be delivered to Sellers the records intended to be destroyed, at the Sellers' expense.

     5.2 BULK SALES. It may not be practicable to comply or attempt to comply with the procedures of [Division 6] of the [New York] Commercial Code (the "New York Bulk Sales Act"). Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Sellers hereby agree that except for the Assumed Liabilities, the indemnity provisions of Article VII hereof shall apply to any damages of Buyer arising out of or resulting from the failure of Buyer or Sellers to comply with the New York Bulk Sales Laws, to the extent if any that such laws are applicable to the transactions contemplated by this Agreement.

     5.3 TERMINATION OF EMPLOYMENT OF EITHER SELLER'S EMPLOYEES. Buyer agrees that it shall extend an offer of employment to all of the Employees of each Seller on substantially the same terms and conditions as the Employees currently are employed by such Seller. Each Seller agrees to use its best efforts to make available the Employees to the Buyer. Nothing shall prohibit Buyer from terminating any of either Seller's Employees subsequent to their employment by Buyer.

     5.4 NAME CHANGE AND REQUALIFICATION DOCUMENTS. At or promptly after the Closing, (i) EPD will execute, deliver and file, or cause to be executed, delivered and filed, all necessary or reasonably requested amendments to EPD's articles of incorporation, and such other documents as may be required to change EPD's name to "EPD Liquidating Company", and (ii) EPD Temp will execute, deliver and file, or cause to be executed, delivered and filed, all necessary or reasonably requested amendments to EPD Temp's articles of incorporation, and such other documents as may be required to change EPD Temp's name to "EPD Temp Liquidating Company, LLC" In addition, Sellers hereby consent to an Affiliate of Buyer incorporating or changing its corporate name to "Elaine P. Dine, Inc.", "Elaine P. Dine Temporary Attorneys, L.L.C.", or any name substantially similar thereto, or filing such assumed name certificates as Buyer deems reasonable, necessary or appropriate. In addition, at or prior to Closing, Sellers and its Affiliates shall execute and deliver such assignments, terminations and cancellations of assumed and trade names as Buyer may request. Sellers shall cooperate with Buyer in connection with all filings relating to the use of Sellers' name or names and with any filings that Buyer may desire to make in order to effect such name change or otherwise protect such name.

                                   ARTICLE VI
                                  THE CLOSING

     6.1 CLOSING. Payment of the Purchase Price required to be made by the Buyer to the Sellers and the transfer of the Assets by the Sellers and the other transactions contemplated hereby shall take place on the Closing Date at the offices of Boyer, Ewing & Harris Incorporated, 9 Greenway Plaza, Suite 3100, Houston, Texas 77046 or by fax or express delivery unless the time or location is changed by mutual agreement of the Parties. At the Closing, (a) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in
Section 6.2 below, (b) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 6.3 below, and
(c) the Buyer will deliver to the Sellers the Purchase Price specified in
Section 2.3 above.

     6.2 CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to proceed with the Closing and consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the representations and warranties of each Seller hereunder shall be true and correct in all material respects at and as of the Closing Date;

          (b) each Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement,
     (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely in any material respect the rights in and to the Assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (d) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6.2(a) -
     (c) is satisfied in all respects;

          (e) the Buyer shall have received from counsel to the Sellers an opinion in form and substance acceptable to Buyer, addressed to the Buyer, and dated as of the Closing Date containing such assumptions and qualifications as may be reasonably acceptable to Buyer's legal counsel;

          (f) Siegel, individually, shall have entered into a separate Employment Agreement with Buyer in a form reasonably acceptable to Buyer (the "Siegel Employment Agreement");

          (g) Becker, individually, shall have entered into a separate Employment Agreement with Buyer in a form acceptable to Buyer (the "Becker Employment Agreement");

          (h) The Sellers shall have delivered to Buyer instruments of assignment and transfer or bills of sale signed by Sellers as the Buyer shall reasonably request, including the Bill of Sale in a form reasonably acceptable to Buyer and its counsel (the "Bill of Sale");

          (i) The Sellers shall have delivered to Buyer affidavits or other reliable evidence reasonably satisfactory to Buyer and its counsel of Seller's authority to sell the Assets;

          (j) The Sellers shall have each entered into a certain First Amended and Restated Shareholders' Agreement dated as of May 14, 1997 (the "Shareholders' Agreement") on terms and conditions reasonably satisfactory to Buyer and its counsel;

          (k) Karin L. Greene shall have entered into an Assumption of Obligations and a Stock Option Agreement on terms and conditions reasonably acceptable to the Buyer and its counsel;

          (l) Alisa F. Levin shall have entered into an Assumption of Obligations and a Stock Option Agreement on terms and conditions reasonably acceptable to the Buyer and its counsel;

          (m) Rosemary Moukad shall have entered into an Assumption of Obligations and a Stock Option Agreement on terms and conditions reasonably acceptable to the Buyer and its counsel;

          (n) Susan Kurz Snyder shall have entered into an Assumption of Obligations and a Stock Option Agreement on terms and conditions reasonably acceptable to the Buyer and its counsel;

          (o) Zahava Wigdor shall have entered into an Assumption of Obligations and a Stock Option Agreement on terms and conditions reasonably acceptable to the Buyer and its counsel;

          (p) Each Seller shall have entered into with Parent a Registration Rights Agreement in a form similar to those previously entered into by similarly situated shareholders of Parent and reasonably acceptable to Buyer and its counsel (the "Registration Rights Agreement");

          (q) Sellers shall have each entered into a Stock Pledge Agreement in a form reasonably acceptable to Buyer and its counsel (the "Stock Pledge Agreement");

          (r) Sellers shall have delivered to Buyer all other items required or requested to be delivered hereunder, including the Subordination Agreements, such requested items to be reasonably necessary or reasonably appropriate to facilitate consummation of the transactions contemplated hereby; and

          (s) All actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in Section 6.2 if it executes a writing so stating at or prior to the Closing Date.

     6.3 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Sellers to proceed with Closing and consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the representations and warranties of Buyer and Parent hereunder shall be true and correct in all material respects at and as of the Closing Date;

          (b) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or
     (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (d) each of Buyer and Parent shall have delivered to the Sellers a certificate to the effect that each of the conditions applicable to it which are specified above in Section 6.3(a)-(c) is satisfied in all respects;

          (e) the Sellers shall have received from counsel to the Buyer an opinion in form and substance acceptable to Sellers, addressed to the Sellers, and dated as of the Closing Date containing such assumptions and qualifications as may be reasonably acceptable to Sellers' legal counsel;

          (f) the Buyer shall have paid the Purchase Price required by Section 2.3, including delivery of the Note and issuance by Parent of the Parent Shares;

          (g) the Buyer shall have entered into the Siegel Employment Agreement in a form reasonably acceptable to Sellers and their legal counsel;

          (h) the Buyer shall have entered into the Becker Employment Agreement in a form reasonably acceptable to Sellers and their legal counsel;

          (i) the Buyer shall have entered into the Shareholders' Agreement with Sellers in a form reasonably acceptable to Sellers and their legal counsel;

          (j) The Buyer shall have caused Parent to enter into the Registration Rights Agreement with Sellers in a form similar to those previously entered into by similarly situated shareholders of Parent;

          (k) The Buyer shall have entered into the Stock Pledge Agreement in a form reasonably acceptable to Sellers and their legal counsel;

          (l) Karin L. Greene shall have entered into an Assumption of Obligations and a Stock Option Agreement on terms and conditions reasonably acceptable to Sellers and their legal counsel;

          (m) Alisa F. Levin shall have entered into an Assumption of Obligations and a Stock Option Agreement on terms and conditions reasonably acceptable to the Sellers and their legal counsel;

          (n) Rosemary Moukad shall have entered into an Assumption of Obligations and a Stock Option Agreement on terms and conditions reasonably acceptable to the Sellers and their legal counsel;

          (o) Susan Kurz Snyder shall have entered into an Assumption of Obligations and a Stock Option Agreement on terms and conditions reasonably acceptable to the Sellers and their legal counsel;

          (p) Zahava Wigdor shall have entered into an Assumption of Obligations and a Stock Option Agreement on terms and conditions reasonably acceptable to the Sellers and their legal counsel; and

          (q) All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Section 6.3 if each Seller executes a writing so stating at or prior to the Closing.

     6.4 INSURANCE, CONTRACTS AND AD VALOREM TAXES. The Buyer shall be obligated to make all premium payments necessary to continue the existing insurance on the Businesses commencing as of the Effective Date, and Sellers shall cooperate with Buyer in: (i) continuing such insurance in effect also naming Buyer as an additional loss payee for such time as may be reasonably necessary until Buyer can procure its own insurance which Buyer shall use commercially reasonable efforts to procure, (ii) pursuing any claims thereunder, and (iii) in assigning and delivery to Buyer any proceeds payable thereunder. Buyer shall indemnify and hold harmless Sellers from any Damages (as hereinafter defined) as a result of Sellers continuing such insurance in effect for the Buyer. Buyer shall refund to Sellers any insurance premium payments that have been prepaid, and any other amounts which have been prepaid, including a pro rata refund of any amounts in respect of Contracts which cover periods subsequent to the Effective Date. Sellers shall reimburse Buyer any amounts that Buyer is required to pay in respect of Contracts which cover periods prior to Effective Date. With regard to ad valorem taxes on the Assets for the 1997 tax year, the Sellers and the Buyer agree that the taxes to be paid shall be prorated as of the Effective Date.

     6.5 FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby. The Sellers, at any time at or after the Closing, will execute, acknowledge and deliver any further bills of sale, assignments and other assurances, documents and instruments of transfer, reasonably requested by the Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the Buyer, for the purpose of assigning and confirming to the Buyer, all of the Assets. The Buyer shall notify the Sellers promptly, and in no event more than ten (10) business days after the Buyer's receipt, of any tax inquiries or notifications thereof which relate to any period prior to the Effective Date, and the Sellers shall prepare and deliver responses to such inquiries as the Sellers deem necessary or appropriate. In addition, the Sellers shall make available the books and records of the Businesses during reasonable business hours and take such other actions as are reasonably requested by the Buyer to assist the Buyer in the operation of the Businesses.

     6.6 CONFIDENTIAL INFORMATION. After the Closing and except as otherwise specifically permitted in this Agreement, each party to this Agreement agrees, on behalf of itself and its Affiliates, to use reasonable efforts not to divulge, communicate, use to the detriment of any other party to this Agreement or its Affiliates or for the benefit of any other person or persons, any confidential information or trade secrets of such other party with respect to the Assets or the Businesses, including personnel information, secret processes, know-how, customer lists, formulae, or other technical data; provided, if any party to this Agreement or any of its Affiliates is compelled to disclose such information to any tribunal, regulatory or governmental authority or agency or else stand liable for contempt or suffer other censure and penalty, such party may so disclose such information without any liability hereunder.

     6.7 ASSIGNMENT OF CONTRACTS. On or before the Effective Date, each Seller shall have delivered to Buyer all of the Contracts presently in force and shall have used commercially reasonable efforts to effect a valid assignment of all of each Seller's rights and obligations thereunder.

     6.8 ACCOUNTS RECEIVABLE. In the event that Buyer collects any of the Accounts Receivable other than the Net Trade Accounts Receivable, Buyer shall promptly remit such collections to Sellers on a weekly basis. In the event that Sellers collect any of the Net Trade Accounts Receivable, Sellers shall promptly remit such collections to Buyer on a weekly basis. Buyer shall have the right after the expiration of sixty (60) days after the Effective Date to furnish written notice to Sellers as to any Net Trade Accounts Receivable that are remaining unpaid. Within five (5) days after its receipt of such written notice, Sellers shall remit to Buyer an amount of cash equal to such shortfall in collections by Buyer on the Net Trade Accounts Receivable, at which time Buyer shall assign all unpaid Net Trade Accounts Receivable to Sellers. Any collections on such uncollected Net Trade Accounts Receivable collections that have been assigned to Sellers shall be for the Sellers' account, and Buyer shall promptly remit such collections it receives to Sellers on a weekly basis. The provisions of Section 7.1E shall not be applicable to any shortfall in Net Trade Accounts Receivable Collections.

                                  ARTICLE VII
                                INDEMNIFICATION
                                ---------------

     7.1  INDEMNIFICATION.

          A. BY THE SELLERS AND SELLERS' SHAREHOLDERS. Subject to Section 7.1(E) hereof, each Seller and each Owner, jointly and severally, (collectively herein "Sellers Indemnitors") shall indemnify, save, defend and hold harmless the Buyer and Buyer's shareholders and the directors, officers, partners, agents and employees of each (collectively, the "Buyer Indemnified Parties") from and against any and all costs, lawsuits, losses, liabilities, deficiencies, claims and expenses, including interest, penalties, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively referred to herein as "Damages"), (i) incurred in connection with or arising out of or resulting from or incident to any breach of any covenant, breach of warranty as of the Effective Date, or the inaccuracy of any representation as of the Effective Date, made by either Seller in or pursuant to this Agreement or any other agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by either Seller or its Affiliates under this Agreement, or (ii) based upon, arising out of, or otherwise in respect of any liability or obligation of the Business or relating to the Assets relating to any period prior to the Effective Date, other than those Damages based upon or arising out of the Assumed Liabilities; provided, however, that neither Seller shall be liable for any such Damages to the extent, if any, such Damages result from or arise out of a breach or violation of this Agreement by any Buyer Indemnified Parties.

          B. BY THE BUYER AND THE PARENT. Subject to Section 7.1(E) hereof, the Buyer and Parent shall indemnify, save, defend and hold harmless each Seller, each Seller's successors in interest or heirs, Siegel and Becker and their respective heirs and personal representatives (collectively, the "Sellers Indemnified Parties") from and against any and all Damages (i) incurred in connection with or arising out of or resulting from or incident to any breach of any covenant , breach of warranty as of the Effective Date, or the inaccuracy of any representation as of the Effective Date, made by the Buyer and/or Parent in or pursuant to this Agreement or any other agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Buyer and/or Parent under this Agreement, or (ii) based upon, arising out of or otherwise in respect of any liability or obligation of the Business or relating to the Assets (a) relating to any period on and after the Effective Date, other than those Damages based upon or arising out of the liabilities or obligations of the Businesses occurring on or accruing as of the Effective Date other than Assumed Liabilities (the "Retained Liabilities"), or
(b) arising out of facts or circumstances existing on and after the Effective Date, other than those Damages based upon or arising out of the Retained Liabilities; provided, however, that neither Buyer nor Parent shall be liable for any such Damages if such Damages result from or arise out of a breach or violation of this Agreement by any Sellers Indemnified Parties.

          C. DEFENSE OF CLAIMS. If any lawsuit or enforcement action is filed against any Party entitled to the benefit of indemnity hereunder, written notice thereof describing such lawsuit or enforcement action in reasonable detail and indicating the amount (estimated, if necessary) or good faith estimate of the reasonably foreseeable estimated amount of Damages (which estimate shall in no way limit the amount of indemnification the indemnified Party is entitled to receive hereunder), shall be given to the indemnifying Party as promptly as practicable (and in any event within ten (10) days, after the service of the citation or summons) ("Notice of Action"); provided that the failure of any indemnified Party to give timely notice shall not affect its rights to indemnification hereunder to the extent that the indemnified Party demonstrates that the amount the indemnified Party is entitled to recover exceeds the actual damages to the indemnifying Party caused by such failure to so notify within ten
(10) days and so long as the indemnifying Party is not materially prejudiced by the failure to receive such notice. The indemnifying Party may elect to compromise or defend any such asserted liability and to assume all obligations contained in this Section 7.1 to indemnify the indemnified Party by a delivery of notice of such election ("Notice of Election") within ten (10) days after delivery of the Notice of Action. Upon delivery of the Notice of Election, the indemnifying Party shall be entitled to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying Party's sole cost, risk and expense, and such indemnified Party shall cooperate in all reasonable respects, at the indemnifying Party's sole cost, risk and expense, except with respect to the fees and expenses of the indemnified Party's attorney, which shall be borne by the indemnified Party, with the indemnifying Party and such attorneys in the investigation, trial, and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified Party may, at its own cost, risk and expense, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the Notice of Election is delivered to the indemnified Party, the indemnified Party shall not pay, settle or compromise such claim without the indemnifying Party's consent, which consent shall not be unreasonably withheld. If the indemnifying Party elects not to defend the claim of the indemnified Party or does not deliver to the indemnified Party a Notice of Election within ten (10) days after delivery of the Notice of Action, the indemnified Party may, but shall not be obligated to defend, provided that in no circumstance shall the indemnified Party compromise or settle the claim or other matter on behalf or for the account of the indemnifying Party without the consent of the indemnifying Party, which shall not be unreasonably withheld.

          D. THIRD PARTY CLAIMS. The provisions of this Section 7.1 are not limited to matters asserted by the Parties, but cover Damages incurred in connection with third party claims. The indemnity hereunder is in addition to any and all rights and remedies of the Parties in connection herewith.

          E. LIMITATION ON INDEMNIFICATION. Notwithstanding the other provisions of this Section 7.1, Sellers Indemnitors shall not be liable to Buyer Indemnified Parties, and Buyer and Parent shall not be liable to Sellers Indemnified Parties, for the first $100,000 in aggregate Damages suffered by such indemnified Parties; provided, however, that once any such indemnified Parties have suffered Damages aggregating in excess of $100,000, the indemnifying Party shall reimburse the indemnified Parties for the full amount of such Damages, including only $50,000 of the first $100,000 in Damages initially excluded. In no event shall the aggregate Damages payable by an indemnifying Party to indemnified Parties exceed the Purchase Price. Notwithstanding anything to the contrary contained herein, the provisions of this Section 7.1E shall not be applicable to any of the provisions contained in
Article II of this Agreement nor to Sections 4.4, 4.10, or 6.8 of this Agreement.

     7.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for two (2) years thereafter.

                                 ARTICLE VIII
                                   REMEDIES
                                   --------

     8.1 SPECIFIC PERFORMANCE; REMEDIES. Each of the Parties hereby agrees that the transactions contemplated by this Agreement are unique, and that each Party shall have, in addition to any other legal or equitable remedy available to it, the right to enforce this Agreement by decree of specific performance. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which it, he or they may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

     8.2 OFFSET; REMEDIES. To the extent not otherwise prohibited by applicable law, (i) all amounts due and owing by the Buyer to the Sellers under this Agreement, the Note, the Parent Shares, the Earnout or any document, instrument, or agreement executed in connection herewith, except for the Siegel Employment Agreement and the Becker Employment Agreement shall be subject to offset by the Buyer to the extent of any Damages incurred by Buyer that have triggered an indemnification obligation of either Seller under Section 7.1.A. In the event Buyer elects to offset any such Damages, Buyer shall furnish the applicable Seller notice containing detailed information with respect to such Damages, the specific obligation of such Seller that triggered such Damages and such other information as may be reasonably appropriate in respect of such Seller's consideration of such claim (an "Offset Claim"). The applicable Seller shall have twenty (20) days after receipt of such information to dispute any such Offset Claim, and shall so notify Buyer of the basis for such dispute. If the Parties are unable to resolve such dispute within fifteen (15) days, the Offset Claim shall be submitted to arbitration, as further described in Section
9.14. If the applicable Seller agrees to pay such Offset Claim or fails to contact Buyer within such twenty (20) day period, and pending final resolution of any Offset Claim which has been submitted to arbitration, the offset shall be applied as follows (the act of offsetting by Buyer shall be referred to as an "Offset"): (a) First against the Note until the full amount of Note, both principal and interest, has been repaid, (b) then, against the Earnout; and (c) then against the Parent Shares. In order to secure the Buyer's offset rights against the Parent Shares, Buyer and Sellers shall execute the Stock Pledge Agreement. Upon issuance, the Parent Shares shall have a restrictive legend typed on the back thereof specifying that the Parent Shares are subject to a right of offset as specified in this Agreement. The Sellers acknowledge and agree that but for the right of Offset contained in this Agreement, the Buyer would not have entered into this Agreement or any of the transactions contemplated herein. Notwithstanding anything contained herein to the contrary, the offset rights of Buyer hereunder shall terminate in the manner set forth in Section 7.2.

                                  ARTICLE IX
                                 MISCELLANEOUS

     9.1 FEES. Except as expressly set forth herein to the contrary, each Party shall be responsible for all costs, fees and expenses (including attorney and accountant fees and expenses) paid or incurred by such Party in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, or otherwise in connection with the transaction contemplated hereby.

     9.2 MODIFICATION OF AGREEMENT. This Agreement may be amended or modified only in writing signed by all of the Parties.

     9.3 NOTICES. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered personally or telefaxed with receipt of transmission confirmed during regular business hours during a business day to the appropriate location described below, or three (3) business days after posting thereof by United States first-class, registered or certified mail, return receipt requested, with postage and fees prepaid and addressed as follows:

          IF TO SELLERS:      Elaine P. Dine, Inc.
                              Attn: Ms. Elaine Siegel, President
                              115 East 57/th/ Street
                              New York, New York 10022
                              Telephone: (212)355-6182
                              Telefax:   (212)755-8486

                              Elaine P. Dine Temporary Attorneys, L.L.C.
                              Attn: Ms. Laurie Becker, President
                              115 East 57/th/ Street
                              New York, New York 10022
                              Telephone: (212)355-6182
                              Telefax:   (212)755-6486

          IF TO SIEGEL:       Ms. Elaine P. Siegel
                              115 East 57/th/ Street
                              New York, New York 10022
                              Telephone: (212)355-6182

                              Telefax:   (212)755-6486

          Copy to:            Joseph A. Stern
                              Fried, Frank, Harris, Shriver & Jacobson
                              One New York Plaza
                              New York, NY 10004-1980
                              Telephone: (212) 859-8176
                              Telefax:   (212) 859-8586

          IF TO BECKER:       Ms. Laurie Becker
                              320 Central Park West
                              New York, New York 10025
                              Telephone: (212) 787-2307
                              Telefax:   (212)787-2408

          Copy to:            Daniel L. Rabinowitz
                              546 5/th/ Avenue
                              New York, New York 10036
                              Telephone: (212) 768-1666
                              Telefax:   (212) 768-7664

          IF TO BUYER:        Litigation Resources of America-Northeast, Inc.
                              1001 Fannin, Suite 650
                              Houston, Texas 77002
                              Attn: Chief Executive Officer
                              Telephone: (713) 653-7100
                              Telefax:   (713) 653-7172

          IF TO PARENT:       Litigation Resources of America, Inc.
                              1001 Fannin, Suite 650
                              Houston, Texas 77002
                              Telephone: (713) 653-7100
                              Telefax:   (713) 653-7172

          Copy to:            J. Randolph Ewing
                              Boyer, Ewing & Harris Incorporated
                              Nine Greenway Plaza, Suite 3100
                              Houston, Texas  77046
                              Telephone: (713) 871-2025
                              Telefax:   (713) 871-2024

Any addressee at any time by furnishing notice to the other addressees in the manner described above may designate additional or different addresses for subsequent notices or communications.

     9.4 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not invalidate or affect the enforceability of any other provision of this Agreement.

     9.5 ENTIRE AGREEMENT; BINDING EFFECT. This Agreement and any Ancillary Agreements set forth the entire agreement among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

     9.6 WAIVER. No delay in the exercise of any right under this Agreement shall waive such rights. Any waiver, to be enforceable, must be in writing.

     9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

     9.8 ASSIGNMENT. The Sellers shall not assign this Agreement or any interest herein except to the Owners or their Permitted Transferees (as defined in the Shareholders Agreement) in which event the Sellers shall remain secondarily liable. Notwithstanding the preceding sentence, the Sellers may assign all or part of the Earnout to the Owners and/or to any Employees which at the time of the assignment are employed by Buyer and any Permitted Transferees of an Owner or such Employee. Buyer shall not be permitted to assign this Agreement except in connection with the sale or other transfer of all or substantially all of the business of the EPD Division of the Company or the EPD Temp Division of the Company.

     9.9 HEADINGS. Headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

     9.10 SCHEDULES AND EXHIBITS. All Schedules and Exhibits attached to this Agreement or to be delivered by the Sellers, upon review and approval by the Buyer, are and shall be hereby incorporated in and made a part of this Agreement. All Schedules to this Agreement must be delivered no later than four
(4) days prior to Closing, in order to provide the Buyer ample time to review and evaluate the items described therein and disclosed thereby. Although the Schedules remain subject to the review and approval of the Buyer, no such review or approval shall constitute a waiver by the Buyer of any breach or default caused by the inaccuracy or incompleteness of any Schedule, the accuracy and completeness of the Schedules being the sole responsibility of the Sellers.

     9.11 RIGHTS AND LIABILITIES OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any Party to this Agreement.

     9.12 SURVIVAL. Subject to Section 7.2, this Agreement, including but not limited to all covenants, warranties, representations and indemnities contained herein, shall survive the Closing, and the Bill of Sale and all other documents, instruments or agreements relating to the Assets and the transactions contemplated herein shall not be deemed merged therein.

     9.13 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

     9.14 ARBITRATION. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if such dispute cannot be settled through negotiation, the Parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration, litigation, or some other dispute resolution procedure as required by this Section 9.14. Failing an adequate resolution by mediation, any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby, including any controversy or claim arising out of or relating to the Parties' decision to enter into this Agreement, shall be settled by binding arbitration. There shall be one arbitrator to be mutually agreed upon by the Parties involved in the controversy and to be selected from the National Panel of Commercial Arbitrators (or successor panel, if any). If within 45 days after service of the demand for arbitration the Parties are unable to agree upon such an arbitrator who is willing to serve, then an arbitrator shall be appointed by the American Arbitration Association in accordance with its rules. Except as specifically provided in this Section 9.14, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall not render an award of punitive damages. Any arbitration hereunder shall be held in New York, New York. Expenses related to the arbitration, including counsel fees, shall be borne by the Party incurring such expenses, unless the arbitrator determines another allocation is more equitable. The fees of the arbitrator and of the American Arbitration Association, if any, shall be divided equally among the Parties involved in the controversy, unless the arbitrator determines another allocation is more equitable. Judgment upon the award rendered by the arbitrator (which may, if deemed appropriate by the arbitrator, include equitable or mandatory relief with respect to performance of obligations hereunder) may be entered in any court of competent jurisdiction. Nothing in this Section 9.14 shall restrict any Parties' ability to seek injunctive or other equitable relief in any court of competent jurisdiction prior to initiating mediation or arbitration. In the event that such injunctive or equitable relief is sought by any Party, such Party is specifically entitled to enforce the appropriate provisions of the Agreement in obtaining such relief in any court of competent jurisdiction and, thereafter, submit the remaining controversy, dispute or claim to arbitration in accordance with this Section. Any proceeding for such injunctive or other equitable relief shall be held in New York, New York.

     9.15 DRAFTING. All Parties hereto acknowledge that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement in multiple counterparts effective as of the date first written above.

                              BUYER:
                              ------

                              LITIGATION RESOURCES OF AMERICA-
                              NORTHEAST, INC., a New York corporation

                              By: /s/ Richard O. Looney
                                 -----------------------------------------------
                                 Richard O. Looney, Chief Executive Officer

                              SELLERS:
                              --------

                              ELAINE P. DINE, INC., a New York corporation

                              By: /s/ Elaine P. Siegel
                                 -----------------------------------------------
                                 Elaine P. Siegel
                                 Title:President

                              ELAINE P. DINE TEMPORARY ATTORNEYS, L.L.C., a New York limited liability company

                              By: /s/ Elaine P. Siegel
                                 -----------------------------------------------
                                 Elaine P. Siegel
                                 Title: President

                              By: /s/ Laurie Becker
                                 -----------------------------------------------
                                 Laurie Becker
                                 Title: President

                              PARENT:

                              LITIGATION RESOURCES OF AMERICA, INC.,
                              a Texas corporation

                              By: /s/ Richard O. Looney
                                 -----------------------------------------------
                                 Richard O. Looney, Chief Executive Officer and President

                              SIEGEL:
                              -------

                              /s/ Elaine P. Siegel
                              --------------------------------------------------
                              ELAINE P. SIEGEL, Individually

                              BECKER:
                              -------

                              /s/ Laurie Becker
                              --------------------------------------------------
                              LAURIE BECKER, Individually

Schedules:

2.1(a)              Equipment
2.1(b)              Contracts
2.1(c)              Books and Records
2.1(e)              Intellectual Property
2.1(g)              General Intangibles
2.1(l)              Art Work
2.2                 Excluded Assets
2.3                 Purchase Price
2.7                 Allocation of Purchase Price
3.1                 Encumbrances on Assets
3.7                 Employment Contracts
3.9                 Litigation
3.10                Breaches or Violations
3.12                Personnel
3.15                Employee Benefits
3.16(a)             Certain Changes or Events
3.16(b)             Certain Commitments
3.17                Consents and Approvals
3.21                Liens
3.22                Customers
3.23                Insurance Policies
3.24                Interest in Customers, Suppliers and Competitors
3.26                Organization
3.30                Severance Payments
3.31                Employees
3.34                Operations of Seller
3.35                Notes and Accounts Receivable
4.9                 Capitalization